Exhibit 99.1

Atlantic Power Corporation Releases Second Quarter 2013 Results

BOSTON, MASSACHUSETTS — August 8, 2013 - Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three and six months ended June 30, 2013.

All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Cash Distributions from Projects, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Cash Available for Distribution”, “Cash Distributions from Projects”, “Payout Ratio” and “Project Adjusted EBITDA” as used in this news release.

YTD June 2013 Financial Highlights

•                  Project income of $46.7 million increased $91.2 million from YTD June 2012

•                  Cash flows from operating activities of $96.9 million increased $7.6 million from YTD June 2012

•                  Project Adjusted EBITDA increased $24.9 million from YTD June 2012 to $136.8 million, or approximately half of the Company’s full-year guidance midpoint

•                  Cash Available for Distribution, including discontinued operations, of $75.0 million increased $2.2 million from YTD June 2012

•                  Dividend Payout Ratio for the six months ended June 30, 2013 was 48%

Q2 2013 Financial Highlights

•                  Project income increased $23.1 million from Q2 2012

•                  Cash flows from operating activities declined $15.7 million from Q2 2012, primarily due to asset sales and disposition costs, partly offset by new projects and realized foreign exchange gains

•                  Project Adjusted EBITDA increased $10.8 million from Q2 2012, primarily from new projects

•                  Cash Available for Distribution and Payout Ratio were negative, primarily due to  lower cash flows from operating activities as described above, higher project capital expenditures and additional project debt repayments

•                  Achieved mid-year goal of accumulating approximately $150 million of excess cash

Recent Developments

•                  Took actions to reduce administration and early-stage project development budget by approximately $8 million, with benefits expected to be realized in 2014

•                  Executed amendment to the Company’s senior credit facility on August 2

•                  Completed the sale of the Company’s 17% interest in the Gregory project for net cash proceeds of $34.6 million on August 7

•                  Received Piedmont federal grant proceeds of $49.5 million and repaid the project’s bridge loan of $51.0 million in July

•                  Reaffirmed guidance for 2013 Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio and for 2014 Payout Ratio

“Our operating and financial results for the year remain on track, with significant contributions to earnings and cash flows from new projects, particularly Canadian Hills and Meadow Creek,” said Barry Welch, President and CEO of Atlantic Power.  “We achieved our mid-year excess cash target and expect to build on that.  Our plan is to prioritize the use of a substantial amount of this excess cash for debt reduction, which would benefit cash flows, strengthen our balance sheet and help to improve our cost of capital.  We also continue to look selectively at potential investments in accretive growth projects.  In addition, we recently implemented changes that will meaningfully reduce our administration expense and project development budget.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Excluding results from discontinued operations(1)
Project revenue	$139.0	$101.4	$279.2	$220.1
Project income (loss) (2)	15.6	(7.5)	46.7	(44.5)
Project Adjusted EBITDA (3)	56.2	45.4	136.8	111.9
Cash Distributions from Projects (3)	50.8	41.3	105.1	95.0
Aggregate power generation (thousands of Net MWh)	2,076.2	1,394.0	3,988.5	2,886.5
Weighted average availability	93.1%	94.8%	94.1%	92.2%
Including results from discontinued operations
Cash flows from operating activities (4)	$7.2	$22.9	$96.9	$89.3
Cash Available for Distribution (3)	(6.7)	13.0	75.0	72.8
Total cash dividends declared to shareholders	11.0	32.3	36.3	65.1
Payout ratio (3)	(165)%	249%	48%	89%

(1) The Path 15 transmission line (“Path 15”), Auburndale Power Partners, L.P. (“Auburndale”), Lake CoGen, Ltd. (“Lake”) and Pasco Cogen , Ltd. (“Pasco”) (collectively, the “Sold Projects”) were sold in April 2013, and accordingly, the revenues, project income (loss), Project Adjusted EBITDA and Cash Distributions from Projects of these assets have been classified as discontinued operations for the three and six months ended June 30, 2013 and 2012, which means that the results from these discontinued operations are excluded from these figures. The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics.  Under GAAP, the cash flows attributable to the Sold Projects are included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flows from the Sold Projects.

(2) The Company has long-term gas purchase contracts for three of its gas-fired projects in Ontario.  These contracts are accounted for in the Company’s financial statements as derivative financial instruments.  Each accounting period, the Company is required to “mark to market” the fair value of these derivatives.  When the market price of gas increases, the fair value of the derivative increases and the Company incurs an unrealized gain; when the market price of gas declines, the fair value declines and the Company incurs an unrealized loss.  These unrealized gains and losses are included in the Company’s statement of operations and the appropriate adjustments are made to the carrying value of the derivative instrument on the Company’s balance sheet.  These mark-to-market adjustments do not affect the Company’s cash flows, nor do they affect the actual cash outlay for the natural gas purchased to supply the Company’s plants.

(3) Project Adjusted EBITDA, Cash Available for Distribution, Cash Distributions from Projects and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Table 9 for reconciliations of these non-GAAP measures to GAAP measures.

(4) As discussed in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, the Company reclassified $(15.5) million of cash flows from operations to construction in progress, which is included in cash flows from investing activities, for the three months ended March 31, 2013.  This increased cash flows from operations and Cash Available for Distribution for the six months ended June 30, 2013 by $15.5 million and lowered the Payout Ratio for the same period.  The reclassification had no impact on results for the three months ended June 30, 2013.

Financial Review for the Three and Six Months Ended June 30, 2013

GAAP Measures

Cash flows from operating activities, which include cash flows from discontinued operations, decreased by $15.7 million to $7.2 million for the three months ended June 30, 2013 compared to $22.9 million for the same period a year ago, but increased $7.6 million to $96.9 million for the six months ended June 30, 2013 compared to $89.3 million for the same period in 2012.  Factors positively affecting the three- and six-month performance included the cash flows from new projects the Company added in December 2012, particularly its Canadian Hills and Meadow Creek wind projects, increased cash flows from the Company’s equity method projects, and realized foreign exchange gains on forward contract settlements, including a $9.4 million gain from contracts terminated in April 2013.  In the three-month period ended June 30, 2013 these positive factors were more than offset by the reduced cash flow contributions from assets that were divested in April 2013 (including the Sold Projects), including costs of approximately $3 million associated with these dispositions and higher legal expenses.

Project income increased by $23.1 million to $15.6 million and by $91.2 million to $46.7 million for the three and six months ended June 30, 2013, respectively, compared to project loss of $(7.5) million and $(44.5) million for the same periods in 2012, respectively.  The increase for the three-month period ended June 30, 2013 relates primarily to unrealized gains in the fair value of gas purchase agreements at the Company’s Nipigon project and the fair value of interest rate swaps in the Company’s Northwest segment.  The increase for the six months ended June 30, 2013 relates primarily to non-cash, mark-to-market adjustments to reflect the fair value of gas purchase agreements in the Company’s Northeast segment and the fair value of interest rate swaps in the Company’s Northwest segment.  Generally, reported project income can fluctuate significantly due to impacts from non-cash mark-to-market fair value of derivatives adjustments.

Non-GAAP Measures

Project Adjusted EBITDA, which includes earnings from the Company’s equity method investments but excludes the results of discontinued operations, increased by $10.8 million to $56.2 million and by $24.9 million to $136.8 million for the three and six months ended June 30, 2013, respectively, compared to $45.4 million and $111.9 million for the same periods in 2012, respectively.  The increases over the prior-year periods are primarily due to contributions from new projects added in December 2012, which includes $7.8 million and $14.6 million from Canadian Hills for the three and six months ended June 30, 2013, respectively, and $3.5 million and $6.5 million from Meadow Creek for the three and six months ended June 30, 2013, respectively.  Results for the three- and six-month periods in 2012 included $3.6 million from the settlement of a PPA dispute at the Company’s Chambers project in the second quarter of 2012.  The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Cash Distributions from Projects, which excludes cash distributions from discontinued operations, increased by $9.5 million to $50.8 million and by $10.1 million to $105.1 million for the three and six months ended June 30, 2013, respectively, compared to $41.3 million and $95.0 million for the same periods in 2012, respectively.  Increased distributions from projects in the Northeast segment as well as initial distributions from Canadian Hills (which was added in December 2012), were the primary factors driving the increase for YTD June 2013 over the same period in 2012.  These increases were offset by decreased distributions in the Southwest segment for the YTD June 2013 compared to the same prior year period.   Meadow Creek, also added in December 2012, has not yet made distributions but is expected to make its first distribution in the third quarter of 2013 as permitted under its project-level debt arrangements.  The Company continues to expect project distributions from Canadian Hills of $15 to $19 million and from Meadow Creek of $7 to $8 million on a multi-year average annual basis.

Cash Available for Distribution, which includes the impact of discontinued operations, decreased by $19.7 million to $(6.7) million and increased by $2.2 million to $75.0 million for the three and six months ended June 30, 2013, respectively, compared to $13.0 million and $72.8 million for the same periods in 2012, respectively.  The decrease for the three months ended June 30, 2013 over the prior-year period is primarily due to a reduction in cash flows from operating activities (as described earlier in that section under GAAP Measures), further reduced by planned higher capital expenditures at Meadow Creek related to completion of punch list items and at Curtis Palmer for new turbines and additional project debt repayments attributable to the new projects (Meadow Creek, Piedmont and Rockland).  The increase for the six months ended June 30, 2013 over the prior-year period is primarily due to the increase in cash flows from operating activities, partially offset by higher capital expenditures and modestly higher project debt repayments as described above.

Dividend Payout Ratio for the three and six months ended June 30, 2013 was (165)% and 48%, respectively, compared to 249% and 89%, respectively, in the comparable prior-year periods.  The negative Payout Ratio in the three-month period ended June 30, 2013 reflects negative Cash Available for Distribution as discussed in the preceding paragraph.  The Company’s Payout Ratio fluctuates from quarter to quarter and in the second and fourth quarters of the year is typically adversely affected by the seasonality of the Company’s operations as well as the timing of semi-annual interest payments on the Company’s Senior Notes.  For the six-month period ended June 30, 2013, the decrease in the Payout Ratio reflects the modest increase in Cash Available for Distribution as discussed in the preceding paragraph and the impact of the lower dividend rate, which was effective beginning in March of 2013.  For further information, attached to this news release is a reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities (Table 9).

Sold Projects/Discontinued Operations

Financial results for the three and six months ended June 30, 2013 and June 30, 2012 are affected by the classification of the Company’s interests in the Sold Projects as discontinued operations; accordingly, the revenues, project income, Project Adjusted EBITDA and Cash Distributions from Projects for the Sold

Projects have been classified as discontinued operations and are excluded from continuing operations results.  The results for the Sold Projects have been separately stated in the Consolidated Statements of Operations as “Income from discontinued operations, net of tax”.

Project income attributable to the Sold Projects was $(0.3) million and $1.0 million for the three and six months ended June 30, 2013, respectively, compared to $19.1 million and $31.3 million, respectively, for the same periods in 2012.  Project Adjusted EBITDA attributable to the Sold Projects was $5.4 million and $36.2 million for the three and six months ended June 30, 2013, respectively, compared to $27.4 million and $53.6 million, respectively, for the same periods in 2012.

Under GAAP, the cash flow attributable to the Sold Projects is included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flow from the Sold Projects. Cash Available for Distribution from the Sold Projects for the six months ended June 30, 2013 was $37 million compared to $41 million for the same period in 2012.

The Company has not reconciled non-GAAP financial measures relating to the Sold Projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.  The Delta-Person generating station (“Delta-Person”), which is under a purchase and sale agreement, and the Gregory project (“Gregory”), which was sold on August 7, are included in the Company’s financial results from continuing operations for the three and six months ended June 30, 2013 and 2012, as the projects are accounted for under the equity method of accounting.

Supplementary Financial Tables

For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three and six months ended June 30, 2013 and 2012 (Table 7) with a reconciliation to Project income (loss); a bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the six months ended June 30, 2013 (Table 8A) and the six months ended June 30, 2012 (Table 8B); a reconciliation of Cash Distributions from Projects and Project Adjusted EBITDA to Net income (loss) for the three and six months ended June 30, 2013 and 2012 (Table 9); a reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities for the three and six months ended June, 2013 and 2012 (Table 9); and a summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2013 budget, representing approximately 75% to 80% of total Project Adjusted EBITDA) for the three and six months ended June 30, 2013 and 2012 (Table 10).

Reaffirming 2013 Guidance

•                  Annual Project Adjusted EBITDA guidance of $250 to $275 million

•                  Annual Cash Available for Distribution guidance of $85 to $100 million

•                  Annual Payout Ratio guidance of 65% to 75%, including cash flows from discontinued operations

Project Adjusted EBITDA

The Company is reaffirming its previous guidance for 2013 Project Adjusted EBITDA in the range of $250 to $275 million.  (Note that Project Adjusted EBITDA attributable to the Sold Projects is excluded from both the three and six months ended June 30, 2013 results and from 2013 guidance.)

Cash Available for Distribution

The Company is reaffirming its previous guidance for 2013 Cash Available for Distribution in the range of $85 to $100 million.  (Note that Cash Available for Distribution includes cash flows from discontinued operations.  Cash Available for Distribution from discontinued operations for the six months ended June 30, 2013 was $37 million and it is expected to approximate that level for the full year 2013 as well.)  The Company has not reconciled non-GAAP financial measures relating to the Sold Projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Dividend Payout Ratio for 2013 and 2014

The Company is reaffirming its guidance range for 2013 Payout Ratio of approximately 65% to 75%, including cash flows from discontinued operations.  On a pro forma basis, reflecting the lower dividend rate for a full year and excluding cash flows from discontinued operations, the 2013 Pro Forma Payout Ratio is expected to be less than 100%.

The Company is also reaffirming its 2014 Payout Ratio guidance of 75% to 85%.  The $11 million Nipigon capex project (to upgrade the project’s heat recovery steam generator) remains under consideration for 2014, pending receipt of all necessary approvals and permits, but is not currently included in the Company’s 2014 Payout Ratio guidance.  If a decision were made to proceed with the project, the cash outlay would be reflected in guidance and the 2014 Payout Ratio would be expected to exceed the guidance range of 75% to 85%.

See Table 2 for full-year 2013 guidance compared to results for the six months ending June 30, 2013.

Atlantic Power Corporation

Table 2 — 2013 Annual Guidance v. results for the six months ended June 30, 2013

(in millions of U.S. dollars, except as otherwise stated)

Unaudited	2013 Annual Guidance	Six months ended June, 30 2013
Project Adjusted EBITDA (1)(2)	$250 - $275	$136.8
Cash Available for Distribution (2)(3)	$85 - $100	$75.0
Total cash dividends declared to shareholders	$60	$36.3
Payout Ratio, including discontinued operations (2)(3)	65% - 75%	48%

(1) The Sold Projects have been classified as discontinued operations.  Accordingly, the Project Adjusted EBITDA of these assets has been classified as discontinued operations for the three and six months ended June 30, 2013, which means that the results from these discontinued operations are excluded from this figure.

(2) Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  Please refer to Table 9 for a reconciliation of these non-GAAP measures to GAAP.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

(3) Under GAAP, the cash flows attributable to the Sold Projects are included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flows from the Sold Projects.

Liquidity

Bank facility amended.  On August 2, 2013, the Company entered into an amendment to its revolving senior credit facility (the “amended credit facility”), which, among other things, reduced the capacity of its revolver to $150 million from $300 million, all $150 million of which may be utilized for letters of credit (as compared to the previous $200 million that could have been utilized for letters of credit) and a sublimit of $25 million which may be utilized for other borrowings, and amended the maturity date of the revolver from November 2015 to March 2015.  The required interest coverage and leverage ratios and other covenants were also amended.  The Company expects to meet the covenants under the amended credit facility for the next 12 months, and was in compliance with these covenants as of August 5, 2013.  The Company believes that it will be able to generate sufficient amounts of cash and cash equivalents to maintain its operations and meet obligations as they become due for the next 12 months.  For a description of the changes to the revolving senior credit facility, see the Company’s Current Report on Form 8-K filed on August 2, 2013 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Levels of and planned uses of excess cash.  At June 30, 2013, the Company had $196 million of unrestricted cash.  Net of a planned cash reserve of $50 million, available excess cash was $146 million, in line with the Company’s mid-year objective of $150 million.  The Company expects to have approximately $230 million of unrestricted cash at year-end 2013.  Under the amended credit facility, the Company is required to maintain an unrestricted cash reserve of at least $75 million.  Net of that reserve, the Company expects to have available excess cash at year-end 2013 of approximately $155 million.  The Company intends to prioritize the use of a substantial amount of its excess cash for debt reduction to the extent permitted under the amended credit facility.  In addition, the Company intends to continue to look selectively at investments in accretive growth projects.

See Table 3 for projected year-end 2013 liquidity compared to the actual and pro forma levels at June 30, 2013.

Atlantic Power Corporation

Table 3 — Liquidity (in millions of U.S. dollars)

Unaudited	June 30, 2013		Pro Forma (1) June 30, 2013		Projected Year-end 2013
Unrestricted cash	$196		$196		$230
Less: cash reserve (2)	(50)		(75)		(75)
Available cash	$146		$121		$155
Borrowing capacity under revolver	$218	(3)	$25	(4)	$25	(4)
Total Liquidity	$364		$146		$180

(1) Represents pro forma liquidity as of June 30, 2013 pursuant to the August 2, 2013 amended credit facility.

(2) Actual June 30, 2013 is a planned reserve; pro forma June 30, 2013 and projected year-end 2013 figures represent required reserves (becomes restricted cash) under the amended credit facility.

(3) Capacity of $300 million reduced by $82.5 million in outstanding letters of credit.

(4) Excludes letter of credit capacity of $150 million.

Business Update

Reductions to Administration and Development Budget

During July the Company implemented changes in several key areas that are expected to result in an approximate $8 million reduction to administration and early-stage project development expenses as compared to its previous budget.  The expense reductions are expected to occur in three broad areas, which are, in order of significance:  (1) reduction in the early-stage development budget, both for personnel and third-party expenses, consistent with de-emphasizing early-stage development projects; (2) consolidation of accounting and finance functions in two offices, down from three; and (3) additional synergies from realignment of the operational organization and full integration of areas such as health care, plant insurance, IT, travel and other functions throughout the Company.

The Company expects to incur costs associated with implementing these changes, the majority of which will be recorded in the third and fourth quarters of 2013.  The net impact on cash flows is expected to be approximately neutral in 2013.  The savings from these changes are expected to be realized in 2014 on a run-rate basis.  However, the Company may experience increases in unrelated costs such as those associated with its debt reduction objectives and plant optimization initiatives.  The net impact on cash flows is expected to be positive in 2014 but within the range of the Company’s Payout Ratio guidance, which is unchanged.

Executing Non-Core Asset Sales

On August 7, 2013, the Company, along with its partners, completed the previously announced sale of its 17% interest in the Gregory project for net cash proceeds of approximately $34.6 million in the aggregate, after repayment of project-level debt and transaction expenses.  Pursuant to the terms of the purchase and sale agreement, approximately $5 million of these proceeds will be held in escrow for up to one year following the closing date.

As previously disclosed, in December 2012, the Company signed a purchase and sale agreement with PNM, a subsidiary of PNM Resources, Inc., pursuant to which the Company and its partners in the investment have agreed to sell Delta-Person.  The Company expects this transaction to close in the fourth quarter of 2013, subject to receipt of all required approvals, and expects to receive net cash proceeds of approximately $8.9 million.

Piedmont Update

Commercial operation of Piedmont Green Power (“Piedmont”) was achieved on April 19.  Since then, the Company has been focused on improving Piedmont’s operating performance.  Piedmont is working through a dispute with the contractor, Zachry Industrial, Inc. (“Zachry”), about its performance obligations under the turnkey engineering, procurement and construction contract; an arbitration process has recently started.  Discussions are also under way with the project lenders regarding conversion of the project’s construction loan ($75.1 million outstanding) to a term loan, targeted for later this year.

The Company expects Project Adjusted EBITDA for Piedmont to be below full-year levels in 2013 due to the delay in and costs associated with achieving commercial operation and optimizing performance.  The Company does not expect to receive any distributions from Piedmont in 2013.  The Company believes that $6 to $8 million of annual project distributions from Piedmont on a full-year run-rate basis remains a reasonable estimate but expects to provide an updated outlook on that estimate as well as expectations for 2014 after gaining additional operating history, resolving the final settlement amounts in its dispute with Zachry and achieving term conversion of the project’s construction loan.

In May 2013, Piedmont submitted an application under the federal 1603 grant program.  In July, the grant was approved and $49.5 million was received from the U.S. Treasury.  With these proceeds and a $1.5 million contribution from Atlantic Power to cover the shortfall created by the U.S. federal budget sequestration, the project’s outstanding $51 million bridge loan was fully repaid in July 2013, reducing the Company’s short-term debt.

Commercial Update

The Company executed a five-year extension of the energy sales agreement (“ESA”) at its 30 MW Kenilworth project in New Jersey in July 2013, which becomes effective November 1, 2013 and will run through September 30, 2018.  Kenilworth has been operating under a month-to-month extension of its ESA with Merck since it expired in July 2012, and is expected to continue to do so until the new ESA becomes effective in November.

As discussed on its first-quarter conference call, the Company expects to shut down its 72 MW Greeley project in Colorado after the project’s PPA expires at the end of August 2013.  The impact on the Company’s financial results is expected to be immaterial.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Friday, August 9, 2013 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are: U.S. Toll Free: 1-888-317-6016; Canada Toll Free: 1-855-669-9657; International Toll: +1 412-317-6016.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10031017. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,018 MW in which its aggregate ownership interest is approximately 2,098 MW. Its current portfolio consists of interests in twenty-nine operational power generation projects across eleven states in the United States and two provinces in Canada.

Atlantic Power has a market capitalization of approximately $500 million and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following expectations that:

•                  2013 Project Adjusted EBITDA will be in the range of $250 to $275 million;

•                  2013 Cash Available for Distribution will be in the range of $85 to $100 million;

•                  the 2013 Payout Ratio will be in the range of 65% to 75% and, on a pro forma basis, less than 100%;

•                  the 2014 Payout Ratio is expected to be in the range of 75% to 85%;

•                  total cash dividends declared to shareholders in 2013 will be approximately $60 million;

•                  the Company will have $230 million of unrestricted cash and $155 million available excess cash at year-end;

•                  the Company will be able to deploy a substantial amount of its excess cash to reduce debt or invest in accretive growth projects;

•                  Meadow Creek will begin to make distributions in the third quarter of 2013;

•                  project distributions from Canadian Hills will be $15 to $19 million and from Meadow Creek $7 to $8 million on a multi-year average annual basis;

•                  the changes implemented by the Company in July will result in an approximate $8 million reduction to administration and early-stage project development expenses in 2014, the areas in which such expense reductions will occur, the expected costs associated with these changes and the timing of such costs and the net impact of such changes on cash flows;

•                  the sale of Delta-Person will successfully close in the fourth quarter of 2013 with net cash proceeds received by the Company of approximately $9 million;

•                  the Company will receive $6 to $8 million in project distributions on a full-year basis from Piedmont and that Piedmont’s construction loan will convert to a term loan later in 2013;

•                  the 72 MW Greeley project in Colorado will be shut down in August 2013;

•                  the Company will meet the financial covenants under its amended credit facility and other indebtedness and will have the ability to maintain its dividend payments at the current level;

•                  the Company will be able to generate sufficient amounts of cash and cash equivalents to maintain its operations and meet obligations as they become due for the next 12 months; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet (in millions of U.S. dollars)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$195.6	$60.2
Restricted cash	40.1	28.6
Accounts receivable	71.4	58.5
Current portion of derivative instruments asset	0.7	9.5
Inventory	18.1	16.9
Prepayments and other current assets	17.2	13.4
Security deposits	1.1	19.0
Assets held for sale	—	351.4
Refundable income taxes	1.4	4.2
Total current assets	345.6	561.7

Property, plant and equipment, net	1,932.3	2,055.5
Equity investments in unconsolidated affiliates	410.4	428.7
Other intangible assets, net	483.6	524.9
Goodwill	331.2	334.7
Derivative instruments asset	8.3	11.1
Other assets	56.0	86.1
Total assets	$3,567.4	$4,002.7

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$13.2	$17.8
Accrued interest	17.8	19.0
Other accrued liabilities	46.3	73.7
Revolving credit facility	—	67.0
Current portion of long-term debt	65.7	121.2
Current portion of derivative instruments liability	32.2	33.0
Dividends payable	3.8	11.5
Liabilities held for sale	—	189.0
Other current liabilities	3.1	3.3
Total current liabilities	182.1	535.5

Long-term debt	1,462.0	1,459.1
Convertible debentures	408.3	424.2
Derivative instruments liability	82.0	118.1
Deferred income taxes	155.6	164.0
Power purchase and fuel supply agreement liabilities, net	40.8	44.0
Other non-current liabilities	70.5	71.4
Commitments and contingencies	—	—
Total liabilities	2,401.3	2,816.3

Equity
Common shares, no par value, unlimited authorized shares; 119,901,246 and 119,446,865 issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,285.4	1,285.5
Preferred shares issued by a subsidiary company	221.3	221.3
Accumulated other comprehensive income (loss)	(19.5)	9.4
Retained deficit	(597.3)	(565.2)
Total Atlantic Power Corporation shareholders’ equity	889.9	951.0
Noncontrolling interest	276.2	235.4
Total equity	1,166.1	1,186.4
Total liabilities and equity	$3,567.4	$4,002.7

Atlantic Power Corporation

Table 5 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Project revenue:
Energy sales	$68.1	$49.4	$137.1	$109.4
Energy capacity revenue	54.4	37.5	99.2	74.5
Other	16.5	14.5	42.9	36.2
	139.0	101.4	279.2	220.1

Project expenses:
Fuel	52.0	37.3	101.6	83.5
Operations and maintenance	46.9	37.9	75.2	62.6
Development	1.8	—	3.5	—
Depreciation and amortization	42.2	30.3	83.5	56.8
	142.9	105.5	263.8	202.9
Project other income (expense):
Change in fair value of derivative instruments	24.3	(4.8)	36.9	(62.0)
Equity in earnings of unconsolidated affiliates	8.7	5.5	15.9	8.4
Interest expense, net	(8.7)	(4.1)	(16.7)	(8.1)
Other, net	(4.8)	—	(4.8)	—
	19.5	(3.4)	31.3	(61.7)
Project income (loss)	15.6	(7.5)	46.7	(44.5)

Administrative and other expenses (income):
Administration	11.8	8.0	20.1	15.7
Interest, net	25.3	21.4	51.2	43.4
Foreign exchange gain	(14.5)	(4.2)	(22.0)	(3.2)
Other income, net	(9.5)	(6.0)	(9.5)	(6.0)
	13.1	19.2	39.8	49.9
Income (loss) from continuing operations before income taxes	2.5	(26.7)	6.9	(94.4)
Income tax expense (benefit)	0.6	(5.3)	(1.9)	(22.2)
Income (loss) from continuing operations	1.9	(21.4)	8.8	(72.2)
Income (loss) from discontinued operations, net of tax (1)	(0.7)	19.3	0.2	30.9
Net income (loss)	1.2	(2.1)	9.0	(41.3)
Net income (loss) attributable to noncontrolling interest	1.1	(0.2)	(0.8)	(0.3)
Net income attributable to preferred share dividends of a subsidiary company	3.1	3.2	6.3	6.4
Net income (loss) attributable to Atlantic Power Corporation	$(3.0)	$(5.1)	$3.5	$(47.4)

Basic earnings (loss) earnings per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	$(0.02)	$(0.21)	$0.03	$(0.69)
Income (loss) from discontinued operations, net of tax	(0.01)	0.17	0.00	0.27
Net income (loss) attributable to Atlantic Power Corporation	$(0.03)	$(0.04)	$0.03	$(0.42)

Diluted earnings (loss) earnings per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	$(0.02)	$(0.21)	$0.03	$(0.69)
Income (loss) from discontinued operations, net of tax	(0.01)	0.17	0.00	0.27
Net income (loss) attributable to Atlantic Power Corporation	$(0.03)	$(0.04)	$0.03	$(0.42)

(1) Includes contributions from the Sold Projects which are a component of discontinued operations.

Atlantic Power Corporation

Table 6 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$9.0	$(41.3)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	92.8	76.8
Loss of discontinued operations	32.8	—
Gain on sale of assets & other charges	(4.4)	—
Long-term incentive plan expense	1.2	1.5
Impairment charges	4.9	3.0
Gain on sale of equity investments	—	(0.6)
Equity in earnings from unconsolidated affiliates	(15.9)	(10.8)
Distributions from unconsolidated affiliates	18.0	8.7
Unrealized foreign exchange (gain) loss	(8.7)	11.8
Change in fair value of derivative instruments	(47.7)	58.2
Change in deferred income taxes	(6.5)	(26.0)
Change in other operating balances
Accounts receivable	(3.6)	20.3
Inventory	(1.3)	(4.3)
Prepayments, refundable income taxes and other assets	46.3	(9.8)
Accounts payable	(9.4)	(0.4)
Accruals and other liabilities	(10.6)	2.2
Cash provided by operating activities	96.9	89.3

Cash flows provided by (used in) investing activities
Change in restricted cash	(19.4)	2.3
Proceeds from sale of assets, net	148.3	—
Proceeds from sale of equity investments	—	24.2
Cash paid for equity investment	—	(0.3)
Proceeds from treasury grant	53.7	—
Biomass development costs	(0.1)	(0.2)
Construction in progress	(26.2)	(230.2)
Purchase of property, plant and equipment	(5.0)	(0.8)
Cash provided by (used in) investing activities	151.3	(205.0)

Cash flows (used in) provided by financing activities
Proceeds from project-level debt	20.8	255.3
Repayment of project-level debt	(64.2)	(9.3)
Offering costs related to tax equity	(1.0)	—
Payments for revolving credit facility borrowings	(67.0)	(60.8)
Proceeds from revolving credit facility borrowings	—	22.8
Equity contribution from noncontrolling interest	44.6	—
Deferred financing costs	—	(18.9)
Dividends paid	(52.5)	(71.4)
Cash (used in) provided by financing activities	(119.3)	117.7

Net increase in cash and cash equivalents	128.9	2.0
Cash and cash equivalents at beginning of period at discontinued operations	6.5	—
Cash and cash equivalents at beginning of period	60.2	60.7
Cash and cash equivalents at end of period	$195.6	$62.7

Supplemental cash flow information
Interest paid	$65.3	$58.2
Income taxes paid, net	$1.4	$1.5
Accruals for construction in progress	$8.6	$25.5

Regulation G Disclosures

Cash Available for Distribution, Payout Ratio and Cash Distributions from Projects are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP.  Management believes that Cash Available for Distribution, Payout Ratio and Cash Distributions from Projects are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  Reconciliations of Cash Available for Distribution and Payout Ratio to cash flows from operating activities and of Cash Distributions from Projects to Project income (loss) are provided in Table 9 on page 14 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) and a bridge to Cash Distributions from Projects are provided in Table 7 below and Tables 8A and 8B on page 13, respectively.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Table 7 — Project Adjusted EBITDA by segment

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Project Adjusted EBITDA by segment
Northeast	$26.0	$22.4	$71.9	$64.8
Southeast (1)	2.4	2.1	4.5	4.2
Northwest	12.3	12.4	33.6	25.9
Southwest (2)	19.0	12.6	35.0	24.7
Un-allocated corporate	(3.5)	(4.1)	(8.2)	(7.7)
Total	56.2	45.4	136.8	111.9

Reconciliation to project income
Depreciation and amortization	50.6	41.3	103.0	81.1
Interest expense, net	9.5	6.4	19.0	12.4
Change in the fair value of derivative instruments	(26.8)	2.1	(38.3)	59.6
Other (income) expense	7.3	3.1	6.4	3.3
Project income (loss)	15.6	(7.5)	46.7	(44.5)

(1) Excludes the Auburndale, Lake and Pasco, which are components of discontinued operations.

(2) Excludes Path 15, which is a component of discontinued operations.

Note: Table 7 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 8A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Six months ended June 30, 2013

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
Northeast
Consolidated	$51.6	$(2.7)	$(6.8)	$(1.5)	$20.3	$56.6
Equity method	20.3	(5.5)	(1.3)	—	(1.8)	16.0
Total	71.9	(8.2)	(8.1)	(1.5)	18.5	72.6
Southeast
Consolidated	0.1	(1.5)	(1.2)	0.2	2.4	—
Equity method	4.4	—	—	—	(1.3)	3.1
Total	4.5	(1.5)	(1.2)	0.2	1.1	3.1
Northwest
Consolidated	22.1	(4.8)	(2.4)	(3.4)	(1.8)	9.7
Equity method	11.5	(1.1)	(7.0)	(0.5)	5.3	8.2
Total	33.6	(5.9)	(9.4)	(3.9)	3.5	17.9
Southwest
Consolidated	33.0	—	(0.4)	0.3	(21.4)	11.5
Equity method	2.0	(1.6)	(0.1)	—	(0.3)	—
Total	35.0	(1.6)	(0.5)	0.3	(21.7)	11.5
Total consolidated	106.8	(9.0)	(10.8)	(4.4)	(0.5)	77.8
Total equity method	38.2	(8.2)	(8.4)	(0.5)	1.9	27.3
Un-allocated corporate	(8.2)	—	(1.3)	—	9.5	—
Total	$136.8	$(17.2)	$(20.5)	$(4.9)	$10.9	$105.1

Note: Table 8A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 8B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Six months ended June 30, 2012

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
Northeast
Consolidated	$42.5	$(2.0)	$(6.8)	$(0.4)	$5.6	$39.7
Equity method	22.3	(11.6)	(2.6)	—	(3.1)	4.2
Total	64.8	(13.6)	(9.4)	(0.4)	2.5	43.9
Southeast
Consolidated	—	—	—	—	—	—
Equity method	4.2	—	—	—	(0.7)	3.5
Total	4.2	—	—	—	(0.7)	3.5
Northwest
Consolidated	16.4	—	(1.1)	(0.5)	—	14.8
Equity method	9.5	(0.8)	(1.5)	0.3	(1.2)	6.3
Total	25.9	(0.8)	(2.6)	(0.2)	(1.2)	21.1
Southwest
Consolidated	24.7	—	—	(0.4)	2.2	26.5
Equity method	—	(1.7)	(0.3)	(0.2)	2.2	—
Total	24.7	(1.7)	(0.3)	(0.6)	4.4	26.5
Total consolidated	83.6	(2.0)	(7.9)	(1.3)	7.8	81.0
Total equity method	36.0	(14.1)	(4.4)	0.1	(2.8)	14.0
Un-allocated corporate	(7.7)	—	—	—	7.7	—
Total	$111.9	$(16.1)	$(12.3)	$(1.2)	$12.7	$95.0

Note: Table 8B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 9 — Cash Available for Distribution (in millions of U.S. dollars)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Cash Distributions from Projects	$50.8	$41.3	$105.1	$95.0
Repayment of long-term debt	(11.6)	(10.6)	(17.2)	(16.1)
Interest expense, net	(11.0)	(6.3)	(20.5)	(12.3)
Capital expenditures	(2.8)	(0.8)	(4.9)	(1.2)
Other, including changes in working capital	20.0	13.6	10.9	12.7
Project Adjusted EBITDA	$56.2	$45.4	$136.8	$111.9
Depreciation and amortization	50.6	41.3	103.0	81.1
Interest expense, net	9.5	6.4	19.0	12.4
Change in the fair value of derivative instruments	(26.8)	2.1	(38.3)	59.6
Other (income) expense	7.3	3.1	6.4	3.3
Project income (loss)	$15.6	$(7.5)	$46.7	$(44.5)
Administrative and other expenses (income)	13.1	19.2	39.8	49.9
Income tax expense (benefit)	0.6	(5.3)	(1.9)	(22.2)
Income (loss) from discontinued operations, net of tax	(0.7)	19.3	0.2	30.9
Net income (loss)	$1.2	$(2.1)	$9.0	$(41.3)
Adjustments to reconcile to net cash provided by operating activities	18.1	34.4	66.5	122.6
Change in other operating balances	(12.1)	(9.4)	21.4	8.0
Cash flows from operating activities (1)	$7.2	$22.9	$96.9	$89.3
Project-level debt repayments	(7.9)	(6.6)	(10.5)	(9.3)
Purchases of property, plant and equipment	(2.9)	(0.1)	(5.1)	(0.8)
Dividends on preferred shares of a subsidiary company	(3.1)	(3.2)	(6.3)	(6.4)
Cash Available for Distribution	$(6.7)	$13.0	$75.0	$72.8
Total cash dividends declared to shareholders	11.0	32.3	36.3	65.1
Payout Ratio	(165)%	249%	48%	89%

Note: Table 9 presents Cash Distributions from Projects, Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

(1) As discussed in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, the Company reclassified $15.5 million of cash flows from operations to construction in progress, which is included in cash flows from investing activities, for the three months ended March 31, 2013.  This increased cash flows from operations and Cash Available for Distribution for the six months ended June 30, 2013 by $15.5 million and lowered the Payout Ratio for the same period.  The reclassification had no impact on results for the three months ended June 30, 2013.

Atlantic Power Corporation

Table 10 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended June 30,		Six months ended June 30,
		2013	2012	2013	2012
Project Adjusted EBITDA by segment
Northeast	Accounting
Cadillac	Consolidated	$2.4	$2.6	$4.6	$4.4
Curtis Palmer	Consolidated	11.4	6.8	18.7	15.8
Nipigon	Consolidated	2.3	2.6	8.6	7.2
North Bay	Consolidated	(0.8)	(0.4)	4.5	4.4
Tunis	Consolidated	(0.8)	0.9	4.1	6.4
Other (3 projects)	Consolidated	2.8	(1.9)	11.1	4.3
Chambers	Equity method	4.3	8.1	10.2	14.0
Selkirk	Equity method	4.4	3.7	10.1	8.3
Total		26.0	22.4	71.9	64.8
Southeast
Piedmont	Consolidated	0.1	—	0.1	—
Orlando	Equity method	2.3	2.1	4.4	4.2
Total		2.4	2.1	4.5	4.2
Northwest
Meadow Creek	Consolidated	3.5	—	6.5	—
Rockland	Consolidated	2.0	0.7	4.5	1.6
Williams Lake	Consolidated	(0.3)	2.9	8.4	9.3
Other (2 projects)	Consolidated	1.5	4.2	2.7	5.5
Other (4 projects) (1)	Equity method	5.6	4.6	11.5	9.5
Total		12.3	12.4	33.6	25.9
Southwest
Canadian Hills	Consolidated	7.8	—	14.6	—
Manchief	Consolidated	3.9	3.2	7.9	7.5
Other (6 projects)	Consolidated	6.3	8.5	10.5	17.2
Other (2 projects)	Equity method	1.0	0.9	2.0	—
Total		19.0	12.6	35.0	24.7
Totals
Consolidated projects		42.1	30.1	106.8	83.6
Equity method projects		17.6	19.4	38.2	36.0
Un-allocated corporate		(3.5)	(4.1)	(8.2)	(7.7)
Total Project Adjusted EBITDA		$56.2	$45.4	$136.8	$111.9

Reconciliation to project income (loss)
Depreciation and amortization		$50.6	$41.3	$103.0	$81.1
Interest expense, net		9.5	6.4	19.0	12.4
Change in the fair value of derivative instruments		(26.8)	2.1	(38.3)	59.6
Other (income) expense		7.3	3.1	6.4	3.3
Project income (loss)		$15.6	$(7.5)	$46.7	$(44.5)

(1) Goshen North is included in 2013 results, but is excluded from 2012 results as it was acquired in December 2012; therefore, 2012 results include only three equity method projects in the Northwest segment.

Note: Table 10 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.